SHAREHOLDERS’ VOTING RIGHTS AGREEMENT
AND OTHER COVENANTS

Among:

1.

SANTA ERIKA LTD., an International Business Company  duly incorporated and validly existing under the laws of the Commonwealth of The Bahamas, with registered office at One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas and bears registration number 131,293 B (“LH1”);

2.

SANTA ROSELI LTD., an International Business Company duly incorporated and validly existing under the laws of the Commonwealth of The Bahamas, with registered office at One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas and bears registration number 131,292 B (“LH2”);

3.

SANTA HELOISA LTD., an International Business Company duly incorporated and validly existing under the laws of the Commonwealth of The Bahamas, with registered office at One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas and bears registration number 131,289 B (“SH”); and

4.

SANTA PACIENCIA LTD., an International Business Company duly incorporated and validly existing under the laws of the Commonwealth of the Bahamas, with registered office at One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas and bears registration number 131,291 B (“TH”),

And, as Intervening Parties,

5.

SANTA ANA C.V., a limited partnership (commanditaire vennootschap) formed under the laws of the Netherlands, with registered office at Naritaweg 165, 1043 BW, Amsterdam, the Netherlands (“LH1CV”);

6.

SANTA VITORIA C.V., a limited partnership (commanditaire vennootschap) formed under the laws of the Netherlands, with registered office at Naritaweg 165, 1043 BW, Amsterdam, the Netherlands (“LH2CV”);

7.

SANTA CAROLINA C.V., a limited partnership (commanditaire vennootschap) formed under the laws of the Netherlands, with registered office at Naritaweg 165, 1043 BW, Amsterdam, the Netherlands (“SHCV”);

8.

SANTA MARIA ISABEL C.V., a limited partnership (commanditaire vennootschap) formed under the laws of the Netherlands, with registered office at Naritaweg 165, 1043 BW, Amsterdam, the Netherlands (“THCV”);

9.

JORGE PAULO LEMANN, Brazilian citizen, married, economist, residing in São Paulo (SP), holder of ID no. 1.566.020-IFP/RJ, enrolled in the CPF/MF under nr. 005.392.877-68 (“JPL”);

10.

CARLOS ALBERTO DA VEIGA SICUPIRA, Brazilian citizen, married, business manager, residing in São Paulo (SP), holder of ID no. 1.971.453-IFP/RJ, enrolled in the CPF/MF under nr. 041.895.317-15 (“CAS”); and

11.

MARCEL HERRMANN TELLES, Brazilian citizen, married, economist, residing in São Paulo (SP), holder of ID no. 02.347.932-2-IFP/RJ, enrolled in the CPF/MF under nr. 235.839.087-91 (“MHT”).

With the acknowledgement and acceptance of:

1.

S-BR GLOBAL INVESTMENTS LIMITED, a company duly incorporated and validly existing under the laws of the Commonwealth of the Bahamas, with head offices at The Bahamas Financial Center, 4th floor, on Shirley and Charlotte Streets, Nassau, Bahamas (“S-BR” or the “Company”);

2.

BR GLOBAL INVESTMENTS LIMITED, a company duly incorporated and validly existing under the laws of the Commonwealth of the Bahamas, with head offices at The Bahamas Financial Center, 4th floor, on Shirley and Charlotte Streets, Nassau, Bahamas (“BR Global”);

3.

BRACO MANAGEMENT INC., a company duly incorporated and validly existing under the laws of the Commonwealth of the Bahamas, with head offices at The Bahamas Financial Center, 4th floor, on Shirley and Charlotte Streets, Nassau, Bahamas (“Braco-M”);

4.

ROUGEVAL LIMITED, an International Business Company duly incorporated and validly existing under the laws of the Commonwealth of the Bahamas, with head offices at The Bahamas Financial Center, 4th floor on Shirley and Charlotte Streets, Nassau, Bahamas, registered with the Bahamas Company Register with number 120485B (“Rougeval”);

5.

TINSEL INVESTMENTS INC., an International Business Company duly incorporated and validly existing under the laws of the Commonwealth of the Bahamas, with head offices at The Bahamas Financial Center, 4th floor on Shirley and Charlotte Streets, Nassau, Bahamas, registered with the Bahamas Company Register under number 3288B (“Tinsel”); and

6.

BRC S.A.R.L.. a company duly incorporated and validly existing under the laws of Luxembourg, with head offices at 73, Côte d’Eich, L-1450, Luxembourg (“BRC”).

A.

RECITALS

I.

LH1, LH2, SH and TH are each hereinafter referred to as “Holding” or as “Party”.

II.

LH1CV, LH2CV, SHCV, THCV, JPL, MHT and CAS are each hereinafter referred to as "Intervening Party".

III.

S-BR, BR Global, Braco-M, Rougeval, Tinsel and BRC are each hereinafter referred to as "Acknowledging Party".

IV.

Each natural person affiliated with each of JPL, MHT and CAS (e.g. children, grandchildren etc.) is hereinafter referred to as "Family Member". The term “affiliated” of any person other than an individual means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and, in the case of an individual, (i) upon the death of such individual, such individual’s executors, administrators or testamentary trustees, (ii) such individual’s spouse, parents, siblings or descendants, (iii) a trust or similar arrangement the beneficiaries of which include only such individual or any of the relatives of such individual specified in clause (ii) or (iv)  a charitable foundation, charitable trust or similar charitable entity established by such individual and administered by such individua l or relatives of such individual specified in clause (ii).

V.

LH1CV and LH2CV are partnerships controlled by JPL; SHCV is a partnership controlled by CAS; THCV is a partnership controlled by MHT.

VI.

LH1 is a company controlled by LH1CV; LH2 is a company controlled by LH2CV; SH is a company controlled by SHCV; TH is a company controlled by THCV.

VII.

S-BR’s capital structure is, as of today, as follows:

Shareholder	# Common Shares	%	# Preferred Non-Voting Shares	%	# Total of Shares	% Total
LH1	638,724	25	248,252	38,17	886,976	27,67
LH2	638,724	25	248,252	38,17	886,976	27,67
SH	638,724	25	0	0	638,724	19,93
TH	638,724	25	153,876	23,66	792,600	24,73
Total	2,554,896	100	650,380	100	3,205,276	100

VIII.

S-BR directly controls BR Global. Braco-M is a wholly-owned subsidiary of BR Global. Braco-M directly controls 100% of the issued and outstanding capital stock of Rougeval, which, in turn, directly controls 100% of the issued and outstanding capital stock of Tinsel. BRC is a wholly-owned subsidiary of Tinsel.

IX.

BRC and Eugénie Patri Sébastien SCA or EPS SCA, a corporation (société en commandite par actions) duly incorporated and validly existing under the laws of Luxembourg having its registered office at 398 Route d’Esch, L-1471 Luxembourg, (“EPS”) are parties to a certain Contribution and Subscription Agreement, dated as of March 3, 2004, pursuant to which BRC will acquire 141,712,000 shares of capital stock (“Interbrew Shares”) of Interbrew S.A., a corporation (société anonyme/naamloze vennootschap) organized under the laws of Belgium having its registered office at Grand Place 1, 1000, Brussels, Belgium (“Interbrew”), pursuant to the Contribution and Subscription (as defined in the CSA).

X.

On the Closing Date (as defined in the CSA), which took place on August 27, 2004, BRC transferred 141,712,000 of the Interbrew Shares acquired by BRC to Stichting Administratiekantoor Interbrew, a foundation duly incorporated and validly existing under the laws of the Netherlands, having its registered office at 548, Herengracht, 1017, CG Amsterdam (“AK”), for certification in accordance with (i) the By-Laws of the AK, as amended from time to time (which are attached hereto as Annex 1, the “AK By-Laws”), and (ii) the Conditions of Administration of the AK, as amended from time to time (which are attached hereto as Annex 2, the “Conditions of Administration”), and will receive in exchange therefor 141,712,000 Class B Certificates (the “Class B Certificates”).

XI.

On the Closing Date (as defined in the CSA), which took place on August 27, 2004, BRC and EPS initiated to exercise joint and equal control over the affairs of the AK and Interbrew through the AK By-Laws, Conditions of Administration and that certain Shareholders’ Agreement, dated as of March 2, 2004, entered into by and between BRC, EPS, Rayvax Société d’investissements SA, a corporation (société anonyme) organized under the laws of Belgium, having its registered office at 19, square Vergote, 1200 Brussels, Belgium (“Rayvax”) and the AK, which is attached hereto as Annex 3 (as amended in accordance herewith, the "Interbrew Shareholders’ Agreement”), providing for certain rights and restrictions with respect to the governance and management of AK and Interbrew, and certain restrictions upon the direct or indirect sale, assignment, transfer, pledge or other disposition of certificates and shares.

XII.

In this Shareholders' Voting Rights Agreement and Other Covenants (the “Shareholders’ Voting Rights Agreement”), any reference in the plural of a defined term which was originally expressed in the singular, as well as any reference in the singular of a defined term which was originally expressed in the plural, signifies only a quantitative modification and shall not be deemed to cause any change regarding the subject represented by the respective defined term.

Now, therefore, the Parties resolve to enter into the following agreement:

1.

Purpose of this Shareholders’ Voting Rights Agreement

1.1.

The Parties intend to enter into this Shareholders' Voting Rights Agreement in order to govern their rights and obligations: (i) as holders of common  and/or preferred  shares issued by the Company and/or by its successors (“S-BR Shares”); (ii) as direct or indirect holders of common and/or preferred shares issued by BR Global and/or by its successors (“BR Global Shares”); (iii) as direct or indirect holders of common and/or preferred shares issued by Braco-M and/or by its successors (“Braco-M Shares”); (iv) as direct or indirect holders of common and/or preferred shares issued by Rougeval and/or by its successors (“Rougeval Shares”); (v) as direct or indirect holders of common and/or preferred shares issued by Tinsel and/or by its successors (“Tinsel Shares”); (vi) as direct or indirect holders o f common and/or preferred shares issued by BRC and/or by its successors (“BRC Shares”); (vii) as direct or indirect holders of Class B Certificates or any other certificates of the AK; (viii) as direct or indirect holders of Interbrew Shares; and (ix) with respect to the Parties, the Intervening Parties or any other persons appointed by them, as board members and/or managers of any of the Controlled Companies, subject to the limitations set forth under applicable laws, the by-laws or other constitutive or organizational documents or shareholders agreements, including, without limitation, the Interbrew Shareholders Agreement.

1.2.

For the avoidance of doubt, this Shareholders' Voting Rights Agreement is not intended to, and does not, govern the Parties’ rights and obligations as direct and/or indirect holders of any other non-voting security issued by the Company, BR Global, Braco-M, Rougeval, Tinsel, BRC, AK or Interbrew except for (a) any warrants which entitle the holder to subscribe for new ordinary shares in Interbrew (also included in the concept of Interbrew Shares), (b) any and all non-voting quotas, preferred non-voting shares, other interests and/or securities owned by the Parties issued by the Company or by any company or other type of legal entity controlled directly or indirectly by the Company, notably BR Global, Braco-M, Rougeval, Tinsel, BRC, AK and Interbrew and their respective subsidiaries and/or any successors of any of these companies or other types of legal entities ("Controlled Companies"), which in the future may acquire voting rights, and (c) any other securities which entitle the holder to subscribe for new voting shares in the Company and/or in the Controlled Companies, which will be automatically included in the concept of, as the case may be, S-BR Shares, BR Global Shares, Braco-M Shares, Rougeval Shares, Tinsel Shares, BRC Shares, the Class B Certificates, Class A Certificates or any other certificates issued by the AK and Interbrew Shares, for the time such securities entitle the holder to subscribe for new voting shares in the Company and/or in the Controlled Companies, limited or not (e.g. as a result of a change in the applicable law or regulations, or of the non-payment of dividends, or otherwise).

1.3.

Any future S-BR Shares, BR Global Shares, Braco-M Shares, Rougeval Shares, Tinsel Shares, BRC Shares, Class B Certificates, Class A Certificates or any other certificates issued by the AK and Interbrew Shares directly or indirectly acquired by the Parties shall be forthwith subject to this Shareholders’ Voting Rights Agreement.

2.

Compliance with this Shareholders’ Voting Rights Agreement

2.1.

Each Holding and the Intervening Party undertakes to exercise its influence in the Company and in the Controlled Companies, including any voting rights granted by all those companies’ shares, interests or quotas, as well as to cause its representatives in all those companies’ board of directors (“Board”) or Executive Committee  to act and vote in such manner as to be, at all times, in full compliance with the terms of this Shareholders’ Voting Rights Agreement.

2.2.

Each of the Intervening Parties undertakes – individually and on behalf of their respective successors – to use its best efforts to cause (a) each Holding, the Company and the Controlled Companies (other than AK and Interbrew) to comply with the provisions of this Shareholders' Voting Rights Agreement and (b) the respective legal structures of the Parties, the Company and the Controlled Companies (other than AK and Interbrew) to be at all times in full compliance with the principles herein laid down.

3.

Representation on the Board of Directors of the Controlled Companies

3.1.

The Board of the Company, BR Global, Braco-M, Rougeval, Tinsel and BRC shall each consist of four members. The number of directors constituting the Board of the AK and the Board of Interbrew shall be as set forth in the AK By-Laws, the Conditions of Administration and the Interbrew Shareholders’ Agreement, respectively. Each block of voting shares representing 25% (twenty-five percent) of the voting capital stock of the Company shall entitle its owner(s), at all times, to designate (i) one member of the Board of each of the Company, BR Global, Braco-M, Rougeval, Tinsel and BRC, and (ii) 25% (twenty-five percent) of the members of the Board of each of AK and Interbrew and the respective alternate members that BRC is entitled to nominate, if any.

3.2.

The Parties shall cause BRC to appoint the members of the Board of AK and of Interbrew pursuant to the provisions set forth herein and pursuant to the provisions set forth in the AK By-Laws, the Conditions of Administration and the Interbrew Shareholders’ Agreement.

4.

Access to Information

4.1.

Each Party, through the Board member designated by it, shall be entitled to receive all information relating to the Company and to the Controlled Companies and to have access to the books and records of the Company and of the Controlled Companies on a reasonable basis and in accordance with the provisions set forth in the AK By-Laws, the Conditions of Administration and the Interbrew Shareholders’ Agreement.

4.2.

The Holdings and all Intervening Parties, as well as all Acknowledging Parties to this Shareholders' Voting Rights Agreement, shall keep all non-publicly available information strictly confidential and shall abstain from disclosing any such information to any third parties, except as may be, and to the extent, required by applicable law.

5.

Unanimity for Certain Resolutions

5.1.

Resolutions concerning the Company or the Controlled Companies relating to the following issues may only be approved by prior unanimous vote of the Parties, directly or through their appointed representatives pursuant to this Shareholders’ Voting Rights Agreement. For such purpose, any of the Parties may call a meeting with the representatives of the other Parties (“Previous Meeting”), to be held no later than two business days prior to any executive committee meeting, board meeting, quotaholders’ meeting, amendment to articles of association, shareholders’ meeting and/or any other type of meeting (including, without limitation, previous meetings in relation to any Controlled Company), as the case may be, in which any of the following issues is or may become part of the agenda, in order to determine the uniform vote to be cast by all of the Parties, directly or through their appointed representatives , as the case may be, at said executive committee meetings, board meetings, quotaholders’ meetings, amendments to articles of association, shareholders’ meetings or other types of meetings. The Previous Meeting shall be held at such time and place as may be  agreed upon by the Parties from time to time and shall be called by written notice no later than three business days before (x) the date scheduled for the Previous Meeting or (y) the date scheduled for the previous meeting provided in the AK By-Laws, the Conditions of Administration and the Interbrew Shareholders’ Agreement, whichever comes first. The Previous Meeting may also take place via telephone or video conference. If any of the Parties is absent from the Previous Meeting or abstains from voting, it shall be deemed to vote against the adoption of the resolution. Each of the Holdings undertakes to abide by the result of the Previous Meeting and to cause such result to be implemented at committee meetings, board meetings, quotaho lders meetings, amendments to the articles of association and shareholders’ meetings of the Company and/or of any of the Controlled Companies, as the case may be.  In order to avoid unnecessary holding of meetings, if (i) a Previous Meeting is required under this Section 5 to consider any matter that is also a matter for which a previous meeting must be held in respect of any one or more Controlled Companies, (ii) the decision taken on the matter at the Previous Meeting will necessarily determine the decision to be taken at the Controlled Company previous meeting(s), by virtue of the shareholdings of the Company and (iii) the participants in the Previous Meeting and the Controlled Company previous meeting(s) are the same or have all been appointed, directly or indirectly, by the Parties or the Company, a single meeting shall be held and the decision taken at the Previous Meeting on the matter shall be deemed to have been adopted at the Controlled Company previous meeting(s) as well.

5.2.

With respect to each of the Company and/or the Controlled Companies (excluding AK and Interbrew, except as otherwise provided below), the following matters are covered by this Section 5;

(a)

Change of its corporate purpose (except and to the extent required by law);

(b)

The performance of any act or omission that causes an increase in the number of activities effectively carried out by it;

(c)

Authorization for acquisition of shares issued by it to be held in treasury or canceled, as well as authorization for the subsequent disposition of shares eventually held in treasury;

(d)

The performance of any act or omission, including (i) the alienation, assignment, transfer, encumbrance or disposition, by any means, of shares or quotas in the Controlled Companies, except for 1 (one) qualifying share (or such other number as may be required in accordance with the laws of the jurisdiction of organization of any such Controlled Companies) to the board members or representatives of any of such Controlled Companies, if necessary; (ii) the alienation, assignment, waiver, transfer, encumbrance or disposition, by any means, of rights to subscribe for or acquire shares or quotas in any Controlled Company; or (iii) mergers, amalgamations, split-ups, spin-offs or any other form of corporate restructuring involving any of the Controlled Companies that may result in the loss by the Company of direct or indirect control, alone or together with the other shareholders of AK and/or Interbrew, over Interbrew or any of its subsidia ries;

(e)

Amalgamation, split-up or spin-off of the Company and/or any of the Controlled Companies, merger of another company or a portion of the assets and liabilities of another company into the Company and/or any of the Controlled Companies or merger of the Company and/or any of the Controlled Companies into any other company;

(f)

Nomination or removal of the managers of the Company and/or any of the Controlled Companies;

(g)

Alienation, assignment, transfer, encumbrance or disposition, by any means, of proprietary rights in any of Interbrew’s and/or any of Interbrew’s subsdiaries’ brands (including licenses to use such brands);

(h)

Approval of the remuneration for employees and managers of the Company and/or of any of the Controlled Companies  and/or changes in such remuneration ;

(i)

Change in the following policies of the Company and/or of any of the Controlled Companies including the AK:

Distribution of 100% (one hundred percent) of any proceeds received, directly or indirectly, from Interbrew after:

(i)

Deducting its operational expenses;

(ii)

Provisions for contingencies, tax and other liabilities and/or legally required reserves have been made; and

(iii)

The respective company’s outstanding and payable financial obligations for the following fiscal year have been funded (i.e. through a cash reserve).

(j)

Liquidation, dissolution, filing for bankruptcy or reorganization for the benefit of creditors of the Company and/or of any of the Controlled Companies;

(k)

Change in the by-laws of the Company and/or of any of the Controlled Companies  with respect to (i) any provisions that determine the manner of nominating the representatives of the Company and/or of any of the Controlled Companies at previous meetings, board of directors’ meetings, shareholders’ meetings, quotaholders’ meetings and/or in amendments to articles of association, of their respective controlled companies and/or successors of their controlled companies, as well as in any act executed by the Company and/or by any of the Controlled Companies in their capacity as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest in other companies, legal entities or undertakings, (ii) any provisions related to majorities, attributions and other matters that affect the procedures for determining the vote to be cast by the Company and/or by any of the Controlled Companies, or by their respective representatives, at previous meetings, board of directors’ meetings, shareholders’ meetings, quotaholders’ meetings and/or amendments to articles of association of their respective controlled companies and/or successors of their controlled companies, as well as in any act executed by the Company and/or by any of the Controlled Companies in their capacity as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest in other companies, legal entities or undertakings and (iii) any other provisions that have, as a direct or indirect consequence, the effects referred to in (i) and (ii) above;

(l)

Change in the term of duration of the Company and/or of any of the Controlled Companies;

(m)

Creation or issue of securities that (i) are convertible or exchangeable into shares, quotas or other securities in the Company and/or in any of the Controlled Companies, or (ii) confer the right to subscribe for such shares, quotas or other securities;

(n)

Change in the structure of corporate bodies of the Company and/or of any of the Controlled Companies, including any change in the number of members of the officers executive committee and the Board of Directors, if any;

(o)

Capital increase of the Company and/or of any of the Controlled Companies  or Capital reduction of the Company and/or of any of the Controlled Companies, provided that a reduction to set off any accumulated losses shall be deemed not to be a capital reduction;

(p)

Listing or delisting the Company and/or any of the Controlled Companies  on or from any securities exchange;

(q)

Acquisition, alienation, assignment, transfer, encumbrance or disposition of real estate, for any reason, by the Company and/or by any of the Controlled Companies, as well as any grant, by any of such entities, of security or guarantees of any nature for their own or third parties’ obligations in any amount, including without limitation, the grant of personal guarantees such as aval and surety bonds;

(r)

Assumption of any financing or loans, or any other transaction that results in the creation of indebtedness in any amount for the Company and/or for any of the Controlled Companies;

(s)

The entering into, change to, or termination of, any contract, agreement or transaction of any nature related to the Company and/or any of the Controlled Companies (including AK and Interbrew) that, in a single transaction or series of related transactions carried out over a period of 12 (twelve) successive months, involves a total amount greater than 1% (one percent) of the net worth of the entity in question;

(t)

The entering into, change to, or termination of, any contract, agreement or transaction of any nature between the Company, on one side, and, on the other, (i) any of the Controlled Companies; or (ii) any company(ies), other type(s) of legal entity or individual(s) that, directly or indirectly, control(s) the Company; or (iii) any company or other type of legal entity that is directly or indirectly controlled by the same company(ies), other type(s) of legal entity or individual(s) that control(s) the Company; or (iv) any family member(s) of individual(s) who control(s) the Company, or any company(ies) or other type(s) of legal entity(s) controlled, directly or indirectly, by such family member(s).

(u)

The entering into, change to, or termination of, any contract, agreement or transaction of any nature between any of the Controlled Companies (including AK and Interbrew), on one side, and, on the other, (i) any company or other type of legal entity that is directly or indirectly controlled by the Controlled Company in question; or (ii) any company or other type of legal entity that directly or indirectly controls or participates in the control of the Controlled Company in question; or (iii) any company or other type of legal entity that is directly or indirectly controlled by the same company(ies) and/or other type(s) of legal entity that control(s) the Controlled Company in question;

(v)

Nomination of the Officer(s) or representative(s) who shall represent the Company and/or any of the Controlled Companies (including AK and Interbrew in accordance with the AK By-Laws, Conditions of Administration and the Interbrew Shareholders Agreement) (i) at shareholder's meetings, quotaholder's meetings and/or in amendments to the articles of association of any of its respective controlled companies and/or the successors of such controlled companies, as well as (ii) in any other act or instrument executed by the Company and/or by any of the Controlled Companies in their capacity as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest in other companies, legal entities or undertakings;

(w)

Participation by the Company and/or by any of the Controlled Companies in other new or existing companies, legal entities or undertakings, as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest, including participation in shareholders’ agreements, quotaholders’ agreements, consortia, joint ventures, investment agreements or any other type of agreement of association and/or institutional participation;

(x)

Any extension or any kind or modification to the terms and conditions set forth in the Conditions of Administration, By-laws of the AK, the By-laws of Interbrew or the Interbrew Shareholders’ Agreement;

(y)

The exercise, failure to exercise, waiver or performance of any other act or omission in respect of any rights and obligations set forth in the Conditions of Administration, By-laws of the AK, the By-laws of Interbrew or the Interbrew Shareholders’ Agreement.

5.3.

With respect to AK and Interbrew, the following matters are covered by this
Section 5:

(a)

any alienation of Interbrew Shares, Class B Certificates or any other certificates issued by the AK, or any reduction in the number of outstanding Interbrew Shares, Class B Certificates or any other certificates issued by the AK;

(b)

any issuance of Interbrew Shares, Class B Certificates or any other certificates issued by the AK (being understood that any such issue shall not be subject to approval if it occurs within the authorized capital of Interbrew and provided this authorized capital does not relate to the issuance of a number of Interbrew Shares higher than 3% of the number of outstanding Interbrew Shares at the beginning of the period for which the authorized capital shall remain valid);

(c)

any repurchase or buy-back of Interbrew Shares or Class B Certificates or any other certificates issued by the AK not in the ordinary course of business (being understood that any such repurchase or buy-back shall only be regarded as being within the ordinary course of business if it is not made in connection with stock option plans and is of a size and scope customary in the market for companies of similar size);

(d)

any merger or split-up of Interbrew or the AK;

(e)

any amendment or modification to the Interbrew Shareholders’ Agreement, the Conditions of Administration, the By-laws of the AK or the By-laws of Interbrew that would have an adverse effect on the rights of BRC or EPS;

(f)

the delisting of Interbrew;

(g)

the liquidation or dissolution of Interbrew or the AK;

(h)

any acquisition or disposal of tangible assets in excess of 1/3 of the AK’s or Interbrew’s consolidated assets;

(i)

any modification of Interbrew’s dividend payout policy (25 to 33 % on average of Interbrew’s consolidated net cash earnings i.e. net earnings before goodwill amortization);

(j)

appointment upon proposal by the Interbrew Board and ratification of the dismissal by Interbrew Board of Interbrew’s Chief Executive Officer;

(k)

approval and modification of Interbrew’s executive remuneration and incentive compensation policy;

(l)

approval and ratification of party transactions with affiliates;

(m)

approval and modification of Interbrew’s target capital structure and the maximum level of net debt; and

(n)

all other matters that under Belgian law must be approved by the shareholders or that under Belgian or Dutch law or the AK By-Laws or the Conditions of Administration must be approved by the holders of certificates of the AK or by the AK Board, including the nomination of directors, the distribution of dividends, approval of Interbrew’s accounts, appointment of auditors and discharge of the Board of Directors of Interbrew.

6.

Deadlocks

6.1.

In the event of a deadlock relating to this Shareholders' Voting Rights Agreement (excluding resolutions to be taken by unanimous vote under Section 5 above in relation to which this Section shall not apply and a dissenting vote shall prevent the adoption of the resolution as provided in such Section 5), JPL, CAS or MHT, as the controlling shareholders of the Holdings, shall have a binding personal casting vote in order to resolve the deadlock immediately. The casting vote shall be exercised in turns by each of JPL, CAS and MHT by order of the most senior individual alive (i.e. the first casting vote shall be exercised by JPL, the second by CAS, the third by MHT, the fourth by JPL etc). Such right shall terminate upon the 75th (seventy-fifth) birthday of JPL, CAS or MHT, respectively. Such right shall not be transmitted to any successor by inheritance or otherwise and shall remain in effect so long as at least one of JPL , CAS and MHT are alive and less than 75 (seventy-five) years of age.

6.2.

Issues that are resolved by the exercise of this deadlock provision may only be brought again for resolution pursuant to this Section after a period of 2 (two) years.

7.

Holding and Purchase of Shares

7.1.

Each Party (and JPL, CAS and MHT) covenant and agree and shall procure and ensure that:

(a)

JPL, MHT and CAS and their respective Family Members shall not hold, directly or indirectly, any S-BR Shares, BR Global Shares, Braco-M Shares, Rougeval Shares, Tinsel Shares and BRC Shares other than through their respective Holdings (except for qualifying shares required for board members, if necessary).

(b)

The Parties (and JPL, CAS and MHT and their respective Family Members) shall not hold, directly or indirectly, any Class B Certificates, any other certificates issued by the AK or Interbrew Shares other than through the Company, BR Global, Braco-M, Rougeval, Tinsel and BRC except for one Interbrew Share (or such other number as may be required from time to time) which may be required for the Parties’ representatives and transferred to them on a fiduciary basis for the Parties to be represented at the Board of Interbrew (provided that preferably this qualifying share shall be a non-voting share and only if necessary pursuant to applicable law).

(c)

The Company shall have an irrevocable and evergreen purchase option (“call option”) over any current and future Class B Certificates, any other certificates issued by the AK or Interbrew Shares held directly or indirectly, other than through the Company, BR Global, Braco-M, Rougeval, Tinsel or BRC, by any of the Parties (or by JPL, CAS and MHT) or by any Family Member or by a legal entity controlled by one or several such parties. The exercise price of the call option, in cash, shall be the higher of either (i) the market value at the time the call option is exercised or (ii) the actual price paid for the acquisition of such Class B Certificates or Interbrew Shares by the respective holder, adjusted at a rate of 6% per year  on a pro rata temporis basis. Furthermore, the parties against whom the Company has a call option shall immediately inform the Company of any Class B Certificates, any other certificates i ssued by the AK or Interbrew Shares held directly or indirectly and offer such Class B Certificates, any other certificates issued by the AK or Interbrew Shares to the Company for purchase.

(d)

The Parties (and JPL, CAS and MHT) hereby irrevocably assign to the Company any current and future rights to purchase or subscribe for any BR Global Shares, Braco-M Shares, Rougeval Shares, Tinsel Shares, BRC Shares, Class B Certificates, any other certificates issued by the AK or Interbrew Shares offered thereto by any other shareholder or interest holder of Interbrew, BR Global, Braco-M, Rougeval, Tinsel, BRC or AK, if any.

(e)

The Company, upon the prior written approval of each of JPL, CAS and MHT, may transfer and assign the call option to any of BR Global, Braco-M, Rougeval, Tinsel and BRC.

8.

No Pledging of Shares etc.

(a)

The Parties shall not in any way, neither directly nor indirectly, create, or permit to exist, any lien, pledge, encumbrance, usufruct, fidei-commissum, fiduciary disposition, trust, attachment or seizure or otherwise dispose of the Class B Certificates, any other certificates issued by the AK, Interbrew Shares, Rougeval Shares, BR Global Shares, Braco-M Shares, Tinsel Shares, BRC Shares or S-BR Shares or of shares or interest or quotas in the Controlled Companies, as security for the obligations of third parties, including, without limitation, the Parties, or under any other arrangement that could result, legally or economically, in the transfer of ownership of or control resulting from such shares or interests or quotas to any third party; provided, however, that, the Parties may agree otherwise pursuant to Section 5 of this Agreement to the extent they take into consideration the effect of their decision in light of the pr emises and the terms and conditions set forth in the AK By-Laws, the Conditions of Administration and the Interbrew Shareholders Agreement.

(b)

The directors and officers of and the Company itself as well as the Controlled Companies shall abstain from registering any transaction against the provisions of this Section.

9.

Legal Successors of the Parties Hereto

9.1.

This Shareholders' Voting Rights Agreement shall not be terminated upon death of any individual who is a party or intervening hereto; rather, the rights and obligations of JPL, CAS and MHT under this Shareholders' Voting Rights Agreement, except for the rights to cast a binding vote pursuant to Section 6, shall be binding upon and benefit their respective Family Members. Any other legal successor of JPL, CAS or MHT or of the Family Members or any other third party which may, without violation of the terms of this Shareholders' Voting Rights Agreement or the AK By-Laws, the Conditions of Administrations and the Interbrew Shareholders’ Agreement, receive, directly or indirectly, the S-BR’s or its successors’ shares or quotas by operation of law or by last will (legacies by testament), shall not benefit from the terms hereof, unless the remaining Parties shall decide by simple majority whether or not the respective lega l successor or third party shall effectively become a party to this Shareholders' Voting Rights Agreement. In this case, the respective legal successor or third party shall declare in writing, prior to the transfer of S-BR's or its successors' shares, that he(she)(it) irrevocably and unconditionally agrees to be bound by all obligations contained in this Shareholders' Voting Rights Agreement and that he(she)(it) shall comply with all the terms of this Shareholders' Voting Rights Agreement.

10.

Conciliation Procedure

10.1.

If a dispute arises in connection with this Shareholders' Voting Rights Agreement (and without prejudice to the deadlock procedure provided in Section 6), any Party may invoke the conciliation procedure set forth below by providing written demand for resolution to the other Parties describing the nature of such dispute in reasonable detail, provided that the conciliation procedure may not be invoked to overrule or change the vote of any of the Parties in relation to any matter subject to the unanimous vote provision of Section 5 above.

10.2.

A meeting of the senior management of the Parties shall be scheduled to attempt to resolve such disagreements within 20 (twenty) days as of the receipt of the demand for resolution. At such meeting, the Parties shall conduct friendly deliberations with the goal of resolving the dispute. This meeting shall be held in the head offices of the Company or at any other place as the Parties may agree from time to time.

10.3.

If the dispute is not resolved within 30 (thirty) days as of the date of the first meeting of the Parties, the Parties shall jointly nominate an independent and neutral mediator who shall submit, within 30 (thirty) days, a non-binding proposal to resolve the dispute.

10.4.

The Parties acknowledge that refusal to participate in the conciliation procedure described above may be construed as evidence of bad faith in connection with the dispute at issue.

11.1.

Governing Law

11.1.

This Shareholders' Voting Rights Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of The Bahamas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of The Bahamas or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than those of the Commonwealth of The Bahamas.

12.

Arbitration

12.1.

Any dispute arising under this Shareholders' Voting Rights Agreement among the Parties hereto or related thereto and not settled in accordance with the conciliation procedure set forth in Section 10 shall be finally settled by arbitration, provided that this reference to arbitration shall not be understood as a limitation to the use of deadlock resolution procedure set forth in Section 6 hereof or in order to review, overrule or change the vote of any of the Parties in relation to any matter subject to the unanimous vote provision of Section 5 above. All disputes arising under the terms of or in connection with this Shareholders' Voting Rights Agreement shall be resolved exclusively as follows: first, the Conciliation Procedure set forth in Section 10 shall be carried out. If the disagreements cannot be resolved by the Conciliation Procedure within 90 (ninety) days from the date any Party made a written demand for resolution, a bin ding arbitration shall be held. The Rules of Arbitration of the International Chamber of Commerce ("ICC"), as amended from time to time, shall apply in any arbitration held pursuant to this Shareholders' Voting Rights Agreement, except to the extent that the said rules have been expressly modified by this Shareholders' Voting Rights Agreement. The proceedings shall be held in Zurich in the English language, administered by the ICC. As a minimum set of rules in the arbitration the Parties agree as follows:

1.

The arbitration shall be held by a single arbitrator mutually acceptable to all parties. If the parties cannot agree on a single arbitrator within 30 (thirty) days from the date written demand for arbitration is made, three arbitrators shall be appointed according to the Rules of Arbitration of the ICC, as amended from time to time (including without limitation the multi-party arbitration provisions). The plaintiff party (or parties), on the one hand, and the defendant party (or parties), on the other hand, shall each appoint one arbitrator. If either party fails so to appoint its arbitrator, then the arbitrator for such party shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator. If the first two arbitrators appointed fail to appoint a third arbitrator then the ICC shall appoint the third arbitrator. The third arbitrator shall act as a chair of t he tribunal. The arbitrators shall be knowledgeable regarding international business transactions and no arbitrator shall be domiciled or resident in Brazil or admitted to the Bar (Ordem dos Advogados do Brasil) in Brazil.

2.

The parties shall equally bear the costs and fees of the arbitration and each party shall bear its own legal expenses incurred in the conduct of the arbitration, unless the arbitral decision holds that one of the parties is liable to pay expenses incurred by the other party in the conduct of the arbitration, including reasonable attorneys’ fees, costs and other expenses in connection with the damages for which the party is found liable.

3.

Any award shall be final and binding, and shall not be subject to appeal or review in any forum. Each party agrees to submit to the jurisdiction of the courts located in New Providence, one of the Islands of the Commonwealth of The Bahamas for purposes of the enforcement of any such decision, award, order or judgment.

4.

Any arbitration proceeding hereunder shall be conducted on a confidential basis.

5.

The duty of the parties to arbitrate any dispute within the scope of this Shareholders' Voting Rights Agreement shall survive the expiration or termination of this Shareholders' Voting Rights Agreement for any reason. The discretion of the arbitrator(s) in setting out the terms of his(their) decision shall be limited as stated in this Section and shall include money damages and specific performance under the express terms of this Shareholders’ Voting Rights Agreement.

13.

Term and Termination

13.1.

This Shareholders' Voting Rights Agreement is in force and effect as of the date of its execution and shall continue to be in force and effect for the term of corporate existence of the Company or its legal successor, or for 99 (ninety-nine) years, whichever comes first.

13.2.

Upon completion of the transfer of all of S-BR Shares by any of the Parties, such transferring Party shall immediately be excluded from this Shareholders’ Voting Rights Agreement, which shall immediately terminate in relation to such transferring Party, except for the provisions set forth in Section 12 and in Section 15(c) below which shall survive the termination for any reason of this Shareholders' Voting Rights Agreement.

14.

Intervening Parties

14.1.

The Intervening Parties execute this Shareholders’ Voting Rights Agreement, in their capacity as controlling shareholders of the Parties, for the purpose of manifesting their consent to the obligations expressly assumed by them and the rights expressly conferred upon them under this Shareholders’ Voting Rights Agreement.

15.

Final Provisions

(a)

Interbrew Shareholders’ Agreement. The terms and conditions set forth in this Shareholders' Voting Rights Agreement are subordinated to and subject to any rights granted to the other parties granted to the Interbrew Shareholders’ Agreement. The Parties hereto and the Intervening Parties and Acknowledging Parties shall always act pursuant to the provisions set forth herein and shall comply and cause each of the Intervening Parties and Acknowledging Parties to comply with the provisions of the CSA, the Interbrew Shareholders’ Agreement, the By-laws of the AK, the By-laws of Interbrew and the Conditions of Administration, in all respects so as to avoid the imposition or creation of an unreasonable burden on the other Parties, Intervening Parties and Acknowledging Parties, including, without limitation, transfers of Class B Certificates to deemed Permitted Transferees (as defined in the Interbrew Shareholders’ Agreement) but which would fall into the restriction set forth in the proviso of such definition.

(b)

Severability. The provisions of this Shareholders' Voting Rights Agreement are several and the unenforceability of any provision of this Shareholders' Voting Rights Agreement shall not affect the enforceability of any other provision hereof. In addition, in the event any provision of this Shareholders' Voting Rights Agreement (or a portion thereof) is determined to be unenforceable by an arbitral award obtained pursuant to Section 12 or by a court of competent jurisdiction, it is the mutual agreement of the Parties that such provision shall be construed in a manner designed to reach the purpose of such unenforceable provision to the maximum extent enforceable under applicable law. If such construction is not possible, the parties undertake, to the extent reasonably possible, to modify such provision (or a portion thereof) in order to implement its purposes as fully as possible.

(c)

Entire Agreement. This Shareholders' Voting Rights Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto, all of which are hereby automatically terminated in their entirety and of no further force or effect without any action by the parties thereto.

(d)

Confidentiality. The Parties agree to keep the existence of this Shareholders' Voting Rights Agreement and all of its terms and conditions strictly confidential and not to disclose this Shareholders' Voting Rights Agreement and its terms and conditions to any third parties, unless (i) compelled to do so by force of law and to the extent such disclosure is strictly necessary under applicable law or (ii) to any prospective investor and to the binding effect in relation to any new shareholder, pursuant to Section 9.

(e)

Registration. A written notice of the Shareholders’ Voting Rights Agreement must be filed at the Office of the Registrar General of the Commonwealth of The Bahamas together with the date of execution or termination within fifteen (15) days after the execution or termination of the Agreement pursuant to section 41(4) of the International Business Companies Act, 2000 of the Commonwealth of The Bahamas.

(f)

Amendments, Waivers. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as explicitly provided herein, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any provision of this Shareholders’ Voting Rights Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Shareholders’ Voting Rights Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment to this Shareholders' Voting Rights Agreement shall only be valid if dated subsequent to the date of execution of this Shareholders’ Voting Rights Agreement.

(g)

Language: This Shareholders’ Voting Rights Agreement is executed in the English language.

(h)

Notices: All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by facsimile transmission (confirmed by the sender by mail) to the respective parties as follows:

If to Santa Erika Ltd. and Santa Ana CV:

One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas

copy to: Av. Brigadeiro Faria Lima nº. 3729 - 7º andar (parte)

São Paulo - SP

Brasil - CEP: 04538-905

Fax: 011-3049-5559

Attn: Mr. Jorge Paulo Lemann

If to Santa Roseli Ltd. and Santa Vitoria CV:

One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas

copy to: Av. Brigadeiro Faria Lima nº. 3729 - 7º andar (parte)

São Paulo - SP

Brasil - CEP: 04538-905

Fax: 011-3049-5559

Attn.: Mr. Jorge Paulo Lemann

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If to Santa Paciencia Ltd. and Santa Maria Isabel CV:

One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas

copy to: Av. Brigadeiro Faria Lima nº. 3729 - 7º andar (parte)

São Paulo - SP

Brasil - CEP: 04538-905

Fax: 011-3049-5559

Attn.: Mr. Marcel Herrmann Telles

If to Santa Heloisa Ltd. and Santa Carolina CV:

One Montague Place, East Bay Street, PO Box N-4906 – Nassau, Bahamas

copy to: Av. Brigadeiro Faria Lima nº. 3729 - 7º andar (parte)

São Paulo - SP

Brasil - CEP: 04538-905

Fax: 011-3049-5559

Attn.: Mr. Carlos Alberto da Veiga Sicupira

If to Mr. Jorge Paulo Lemann:

Av. Brigadeiro Faria Lima nº. 3729 - 7º andar (parte)

São Paulo - SP

Brasil - CEP: 04538-905

Fax: 011-3049-5559

If to Mr. Carlos Alberto da Veiga Sicupira:

Av. Brigadeiro Faria Lima nº. 3729 - 7º andar (parte)

São Paulo - SP

Brasil - CEP: 04538-905

Fax: 011-3049-5559

If to Mr. Marcel Herrmann Telles:

Av. Brigadeiro Faria Lima nº. 3729 - 7º andar (parte)

São Paulo - SP

Brasil - CEP: 04538-905

Fax: 011-3049-5559

Or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

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IN WITNESS WHEREOF, the Parties hereto have executed this Shareholders’ Voting Rights Agreement as of August 31, 2004.

Parties:
/s/ Jorge Paulo Lemann ___________________________________ Santa Erika Ltd. By: Jorge Paulo Lemann	/s/ Jorge Paulo Lemann ___________________________________ Santa Roseli Ltd. By: Jorge Paulo Lemann
/s/ Marcel Herrmann Telles ___________________________________ Santa Paciencia Ltd. By: Marcel Herrmann Telles	/s/ Carlos Alberto da Veiga Sicupira ___________________________________ Santa Heloisa Ltd. By: Carlos Alberto da Veiga Sicupira
Intervening Parties:
/s/ Jorge Paulo Lemann ___________________________________ Jorge Paulo Lemann	/s/ Marcel Herrmann Telles ___________________________________ Marcel Herrmann Telles
/s/ Carlos Alberto da Veiga Sicupira ___________________________________ Carlos Alberto da Veiga Sicupira	/s/ Jorge Paulo Lemann ___________________________________ Jorge Paulo Lemann
/s/ Jorge Paulo Lemann ___________________________________ Santa Vitoria CV By: Jorge Paulo Lemann	/s/ Carlos Alberto da Veiga Sicupira ___________________________________ Santa Carolina CV By: Carlos Alberto da Veiga Sicupira
/s/ Marcel Herrmann Telles ___________________________________ Santa Maria Isabel CV By: Marcel Herrmann Telles

Agreed and accepted by the Acknowledging Parties:
/s/ Marcel Herrmann Telles ___________________________________ S-Br Global Investments Limited By: Marcel Herrmann Telles	/s/ Roberto Moses Thompson Motta ___________________________________ Br Global Investments Limited By: Roberto Moses Thompson Motta
/s/ Rolf Schmid /s/ Edgar Schmid /s/ Urs Leiser /s/ Susanne Dünser ___________________________________ Braco Management Inc. By: Dizame Consulting S.A. and Blue Seas Administration Ltd.	/s/ Therese Schmitter /s/ Jürg Baumann /s/ Urs Leiser /s/ Susanne Dünser ___________________________________ Rougeval Ltd. Blue Seas Administration Ltd. and Manex Ltd.
/s/ Jürg Baumann /s/ Verena Schmid /s/ Urs Leiser /s/ Susanne Dünser ___________________________________ Tinsel Investments Inc. Verduro Associated Ltd. and Blue Seas Administration Ltd.	/s/ Marcel Herrmann Telles /s/ Roberto Moses Thompson Motta ___________________________________ BRC S.A.R.L. By: Marcel Herrmann Telles and By: Roberto Moses Thompson Motta

Witnesses:

1.

_____________________________

Name:

ID Nr.:

2.

_____________________________

Name:

ID Nr.:

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LIST OF ANNEXES:

Annex 1: AK By-Laws

Annex 2: Conditions of Administration

Annex 3: Interbrew Shareholders’ Agreement

- # -